EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

STAAR Surgical Company
Monrovia, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 2, 2009, relating to the consolidated financial statements, the effectiveness of STAAR Surgical Company’s internal control over financial reporting, and schedule appearing in the Company’s Annual Report on Form 10-K for the year ended January 2, 2009. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO Seidman, LLP
Los Angeles, California

Date:  May 29, 2009